Exhibit 23.6
[UHY LLP Letterhead]

12 Greenway Plaza, Suite 1202
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CONSENT OF UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP
INDEPENDENT AUDITORS
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Allis-Chalmers Energy Inc. of our report dated March 10, 2006, except for Note J, as to which the date is July 14, 2006, with respect to the financial statements of Specialty Rental Tools, Inc. as of December 31, 2005, 2004 and 2003 and for the years then ended.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP
Houston, Texas
January 12, 2007

An Independent Member of Urbach Hacker Young International Limited